                                                                    EXHIBIT 10.3

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


                 THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is dated and effective as of May 1, 1996, by and between JMAR Industries, Inc., a Delaware corporation (the "Company") and Dr. John S. Martinez (the "Employee").

                              W I T N E S S E T H:

                 WHEREAS, the Company desires to continue to retain the services of Dr. John S. Martinez as Chief Executive Officer; and

                 WHEREAS, Dr. Martinez desires to provide his services to the Company, on the terms and conditions set forth herein;

                 NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto hereby agree as follows:

                 1. Employment and Term. The Company hereby extends the period of employment of the Employee as Chief Executive Officer of the Company, for a term commencing on the date hereof and continuing to and ending on December 31, 1999, unless this Agreement is sooner terminated as set forth herein. This Agreement shall be automatically renewable thereafter for successive one year terms unless either party shall deliver written notice to the other party in accordance with Paragraph 10 hereof of its intention not to so renew no later than 60 days prior to the end of the term of the Agreement then in effect. In the event the Company delivers notice of its intention not to so renew, the delivery of such notice shall be deemed a termination under Section 5.5 of this Agreement.

                 2. Position and Duties. Dr. Martinez agrees to be available to serve as Chief Executive Officer of the Company, and the Company agrees to elect Dr. Martinez as Chief Executive Officer of the Company and to retain him as Chief Executive Officer for the term of this Agreement and all successive renewals hereof. In addition to serving as Chief Executive Officer, Dr. Martinez shall also possess such other titles and serve in such other capacities as the Company shall from time to time determine and shall render such services and have such duties and responsibilities as may be assigned to him from time to time by the Company consistent with such positions. Dr. Martinez shall devote such time, attention and energy to the business of the Company as he in his sole discretion shall determine is necessary and agrees to perform faithfully and diligently such duties and responsibilities as may be assigned to him to the best of his ability. The Company acknowledges and agrees that Dr. Martinez may serve as a consultant or in any other capacity for any other business as Dr. Martinez in his sole discretion may determine.

                 3.   Compensation and Expenses.

                 3.1 For the services to be rendered by the Employee as Chief Executive Officer, the Company shall pay to him a salary which is no less than a rate of $175,000 per annum, payable biweekly, in accordance with the regular payroll schedule of the Company. Said salary may be increased annually at the discretion of the Board of Directors.

                 3.2 The Company shall continue to pay or reimburse the Employee for all reasonable expenses incurred by him on the business of the Company.

                 3.3 The Company will continue to provide the Employee with an auto lease allowance of $600 per month.

                 4. Insurance Plans. The Employee shall have the right to participate in all group insurance and other employee benefit plans now in effect or hereafter established by the Company for the benefit of the class of employees of which he would be a member for so long as any such plan is maintained in effect for the benefit of such class, with Dr. Martinez's participation or share therein being determined by the provisions and requirements of the respective plan.

                 5.   Termination.

                 5.1 This Agreement shall terminate upon the occurrence of either of the following events: (a) the death of Dr. Martinez; (b) the incapacity or disability of Dr. Martinez which renders him unable to perform substantially all of the services contemplated by this Agreement for a continuous period of ninety days; or (c) the mutual agreement of the parties to this Agreement.

                 5.2 This Agreement may be terminated by the Company prior to the date specified in Section 1 hereof on the happening of one or more of the following events: (a) The commission of an act of fraud, dishonesty or embezzlement by Dr. Martinez; (b) the willful neglect by Dr. Martinez in the performance of the services contemplated by this Agreement in such manner as to provide reasonable cause for terminating his services; or (c) the breach by the Employee of any of the covenants or obligations under this Agreement and such breach provides reasonable cause for the Company to terminate this Agreement; provided that, in order to terminate this Agreement pursuant to clauses (b) and
(c) of this Section 5.2, the Company shall have given thirty days written notice of termination to the Employee, and the Employee shall have failed to fully cure or correct such willful neglect or breach within the thirty days immediately following such notice.

                 5.3 This Agreement may be terminated by the Employee prior to the date specified in Section 1 hereof on thirty days written notice of termination to the Company if the Company breaches any of its covenants or obligations under this Agreement and such breach provides reasonable cause for the Employee to terminate this Agreement.

                 5.4 In addition to the circumstances under which this Agreement may be terminated by the Employee pursuant to Section 5.3, the Employee may terminate this Agreement at any time, without cause, upon thirty days written notice of termination to the Company.

                 5.5 In addition to the circumstances under which this Agreement may be terminated by the Company pursuant to Section 5.2, the Company may terminate this Agreement at any time, without cause, upon thirty days written notice of termination to the Employee; provided, however, should the Company terminate this Agreement pursuant to this Section 5.5 prior to the date specified in Section 1 hereof (as extended by any automatic renewals hereof) (other than a termination pursuant to the provisions of Section 5.2), then the Employee shall become entitled to receive as severance pay an amount equal to the greater of 36 month's pay or the balance of the compensation that would have been payable to the Employee pursuant to Section 3.1 hereof during the remainder of the term specified in Section 1 hereof (subject to earlier termination on the happening of the event specified in clause (a) of Section 5.1), payable at the rate and times as such compensation would have been payable to the Employee had this Agreement not been terminated pursuant to this Section 5.5. Said severance pay period was established pursuant to a Resolution of the Board of Directors on September 28, 1989 as partial consideration for Dr. Martinez' assignment to the Corporation of the rights to the "California Jamar, Inc." name. In addition to the payment of such severance pay, the Company shall also continue in force and maintain all insurance policies in which Dr. Martinez participates at the time of such termination until the later of two years following such termination and December 31, 1999.

                 5.6 Notwithstanding any termination of the Employee's services hereunder, all of the covenants of the Employee contained in Sections 6 and 7 shall continue in full force and effect in accordance with their respective terms.

                 6. Confidential Information. Dr. Martinez has previously entered into an Invention and Secrecy Agreement which remains in full force and effect in accordance with the terms thereof. Paragraphs 6 and 7 of this Agreement are intended to supplement and not limit or restrict the provisions of such Invention and Secrecy Agreement. The Employee acknowledges that, in the course of the performance of his services hereunder, he may become acquainted with confidential information regarding the Company (and companies affiliated with or owned, operated or supervised by the Company) and their business, operations, finances, personnel, accounts, customers and suppliers. This information may include information relating to persons, firms, corporations and other entities which are or become suppliers or customers of the Company
(or a company affiliated with or owned, operated or supervised by the Company). The Employee will not, either during the term of this Agreement or for a period of one year thereafter, without the prior express written consent of the Company, disclose or make any use of such confidential information except as may be required in the course of the performance of his services hereunder.

                 7. Protection of Property. All records, files, manuals, lists of customers, blanks, forms, materials, supplies, computer programs and other materials furnished to the Employee by the Company (or any company affiliated with or owned, operated or supervised by the Company), used on their behalf or generated or obtained during the course of the performance of the Employee's services hereunder, shall be and remain the property of the Company (or any company affiliated with or owned, operated or supervised by the Company, as the case may be). The Employee shall be a holder thereof for the sole use and benefit of the Company (or any company affiliated with or owned, operated or supervised by the Company, as the case may be), and shall safely keep and preserve such property, except as consumed in the normal business operations of the Company (or any company affiliated with or owned, operated or supervised by the Company, as the case may be). The Employee acknowledges that this property is confidential and is not readily accessible to the Company's competitors. Upon termination of this Agreement hereunder, the Employee shall immediately deliver to the Company, or its authorized representative, all such property, including all copies, remaining in the Employee's possession or control.

                 8. Indemnification. The Company will protect, defend, indemnify and hold harmless Dr. Martinez from and against any and all demands, claims, recoveries, obligations, losses, damages and liabilities and all related costs, expenses (including reasonable attorneys' fees), interest and penalties which Dr. Martinez shall incur or suffer which arise from, result from or relate to the performance of his services under this Agreement. Furthermore, the Company agrees to use its best efforts to maintain in effect a Directors' and Officers' Liability Insurance policy having coverage limits of no less than $1,000,000 per incident.

                 9. Assignment. Neither the rights nor obligations under this Agreement may be assigned, transferred, pledged or hypothecated by any party hereto, except that this Agreement shall be binding upon and inure to the benefit of any successor of the Company, whether by merger, purchase or otherwise and the Company may assign this Agreement to any subsidiary or affiliate of the Company.

                 10. Notices. Any notice required or permitted to be given under this Agreement shall be deemed to have been duly given if in writing and if personally delivered or sent by registered or certified mail, return receipt requested, with postage prepaid.

                 If to the Company:

                                  JMAR Industries, Inc.
                                  3956 Sorrento Valley Blvd.
                                  San Diego, California 92121
                                  Attention: President

                 If to the Employee:

                                  Dr. John S. Martinez
                                  P. O. Box 1030
                                  Del Mar, California 92014

Any party may change the address to which notices are to be sent to it or him by giving ten days written notice of such change of address to the other party in the manner above provided for giving notice. Notices will be considered delivered on the date of personal delivery or on the date of deposit in the United States mail in the manner above provided for giving notice by mail.

                 11. Waiver. The waiver by any party hereto of a breach of any of the provisions of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach hereof by such party.

                 12. Severability. If any one or more covenants, agreements or provisions herein contained shall be held or determined for any reason whatsoever to be invalid or unenforceable, either in whole or in part, then such covenants, agreements or provisions, or portion thereof, shall be null and void and shall be deemed separable from the remaining covenants, agreements or provisions hereof and shall in no way affect the validity of any of the other provisions hereof.

                 13. Attorneys' Fees. The prevailing party in any litigation concerning the enforcement or interpretation of this Agreement shall be entitled to recover reasonable costs and attorneys' fees.

                 14. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

                 15. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the transactions contemplated hereby, and no party shall be liable or bound except as expressly provided herein.

                 16. Headings. The subject headings of sections of this Agreement are included for the purposes of convenience only and shall not affect the construction or interpretation of any term or provision hereof.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.


JMAR INDUSTRIES, INC.

By:/s/ Dennis E. Valentine
   -------------------------------------------
   Dennis E. Valentine,
   Chief Financial Officer


/s/ John S. Martinez
-------------------------------------------
John S. Martinez, Ph.D, Employee